<logo> NATIONAL CITY MORTGAGE CO
3232 NEWMARK DRIVE
MIAMISBURG, OH 45342

SERVICER'S ANNUAL CERTIFICATION
January 1, 1996 through December 31, 1996

Dear Sir/Madam:


The undersigned hereby certifies with respect to each and every mortgage serviced under the Servicing Agreement between Norwest Bank as follows:

1.	There are no outstanding unpaid installments of taxes,
special assessments, or insurance unless otherwise reported.

2.	There has been no notice of cancellation received for any hazard or other insurance incident to any mortgage, without the Servicer obtaining proper coverage to protect the security interest in the property of Norwest Bank.

3.	Private mortgage insurance, as required, remains in full force and effect.

4.	All notices detrimental to Norwest Bank security interest have been forwarded to Norwest Bank.

5.	All ARM and GPM loan adjustments have been made in
accordance with the mortgage terms, with timely proper notice provided to the mortgagors as required by the terms of the note and by regulatory guidelines.

6.	The needed internal controls are in place to insure that all index changes, made either manually or by automation, reflect the accurate index for that period.

7.	All loan documents pertaining mortgage loans are held
by National City Bank of Kentucky, our document custodian.

8.	All mortgage insurance premiums due under the contract
of insurance with the Federal Housing Administration or private mortgage insurance companies have been paid.

9.	All FHA 235/265 mortgage loans have been property recertified.

10.	Fidelity Bond Coverage and Error's & Omissions Coverage is in
full force and effect.

11.	A Form 1099 was filed with the Internal Revenue Service for all interest paid to mortgagors over $10.00 on their escrow/impound accounts (IRS Code 6049).

12.	A Form 1099-A was filed with the Internal Revenue
Service for all Norwest Bank property foreclosure acquisitions and abandonments (IRS Code 60500).

13.	A Form 1099-C was filed with the Internal Revenue
Service for all Norwest Bank accounts that had forgiveness of debt.

14.	A Form 1098 was filed with the Internal Revenue Service
for all Norwest Bank accounts for interest paid by the borrowers in excess of $600.00

15.	All requirements of Regulation Z have been met.

16.	We are in compliance with the National Flood Insurance Act of
1994.

17.	All property inspections have been completed as required.

18.	Interest is paid on escrow/impound accounts in states that require it.

19.	We have established policies, procedures and responsibilities for comprehensive contingency planning, to minimize financial loss and disruption of service to the institution and its customers and ensure timely resumptions in the event of a disaster.

20.	We acknowledge that the institution's contingency plan is reviewed and approved annually by management.

By:
/s/Patricia A Maynard
Vice President

DATE:  3/7/97